SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                  SCHEDULE 13G
          Under the Securities Exchange Act of 1934 (Amendment No. __)*

                           EVEREST MEDICAL CORPORATION
-------------------------------------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
-------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    299806109
-------------------------------------------------------------------------------
                                 (CUSIP Number)

                                  March 6, 1998
-------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this Scedule is filed:

         [ ] Rule 13d-1(b)

         [x] Rule 13d-1(c)

         [ ] Rule 13d-1(d)

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                                Page 1 of 6 Pages

--------------------------------------------------------------------------------
CUSIP No.  299806109

--------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.                           Guidant Corporation

 1    I.R.S. IDENTIFICATION NOS.                                     35-1931722
      OF ABOVE PERSONS (ENTITIES ONLY)

--------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE
      INSTRUCTIONS)
 2                                                                      (a) / /
                                                                        (b) / /
--------------------------------------------------------------------------------
 3    SEC USE ONLY

--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION                      Indiana, U.S.A.

--------------------------------------------------------------------------------
                            5   SOLE VOTING POWER                       411,765
      NUMBER OF
        SHARES              ----------------------------------------------------
     BENEFICIALLY
    OWNED BY EACH           6  SHARED VOTING POWER               Not Applicable
      REPORTING
     PERSON WITH            ----------------------------------------------------

                            7  SOLE DISPOSITIVE POWER                   411,765

                            ---------------------------------------------------
                            8  SHARED DISPOSITIVE POWER          Not Applicable

--------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY
      EACH REPORTING PERSON                                             411,765

--------------------------------------------------------------------------------
 10   CHECK IF THE AGGREGATE AMOUNT IN ROW (9)
      EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)                            / /

--------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED
      BY AMOUNT IN ROW (9)                                                5.52%

--------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)                            CO

--------------------------------------------------------------------------------


                                Page 2 of 6 Pages

Item 1(a).  Name of Issuer:
---------   --------------

            Everest Medical Corporation

Item 1(b).  Address of Issuer's Principal Executive Offices:
---------   -----------------------------------------------

            13755 First Avenue North, Suite 500
            Minneapolis, MN 55441

Item 2(a).  Name of Person Filing:
---------   ---------------------

            Guidant Corporation

Item 2(b).  Address of Principal Business Office or, if none, Residence:
---------   -----------------------------------------------------------

            111 Monument Circle, 29th Floor
            Indianapolis, IN  46204-5129

Item 2(c).  Citizenship:
---------   -----------

            Indiana, U.S.A.

Item 2(d).  Title of Class of Securities:
---------   ----------------------------

            Common Stock of Everest Medical Corporation

Item 2(e).  CUSIP Number:
---------   ------------

            299806109

Item 3.     If this statement is filed pursuant to sections
------      -----------------------------------------------
            240.13d-1(b) or 240.13d-2(b) or (c), check whether the
            ------------------------------------------------------
            person filing is a:
            ------------------

   (a)      [ ]   Broker or dealer registered under section 15 of the Act
                  (15 U.S.C. 78o);

   (b)      [ ]   Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);

   (c)      [ ]   Insurance company as defined in section 3(a)(19) of the Act
                  (15 U.S.C. 78c);

   (d)      [ ]   Investment company registered under section 8 of the
                  Investment Company Act of 1940 (15 U.S.C. 80a-8);

   (e)      [ ]   An investment adviser in accordance with section
                  240.13d-1(b)(1)(ii)(E);


                                Page 3 of 6 Pages

   (f)      [ ]   An employee benefit plan or endowment fund in accordance with section 240.13d-1(b)(1)(ii)(F);

   (g)      [ ]   A parent holding company or control person in accordance with section 240.13d-1(b)(ii)(G);

   (h)      [ ]   A savings associations as defined in Section 3(b) of the
                  Federal Deposit Insurance Act (12 U.S.C. 1813);

   (i)      [ ]   A church plan that is excluded from the definition of an
                  investment company under section 3(c)(14) of the Investment
                  Company Act of 1940 (15 U.S.C. 80a-3); or

   (j)      [ ]   Group, in accordance with section 240.13d-1(b)(1)(ii)(J).

    If this statement is filed pursuant to section 240.13d-1(c), check this box [x].

Item 4.  Ownership.
------   ---------

   (a)   Amount Beneficially Owned:
         -------------------------

         411,765 shares

   (b)   Percent of Class:
         ----------------

         5.52%

   (c)   Number of shares as to which such person has:
         --------------------------------------------

         (i)     Sole power to vote or to direct the vote:
                 ----------------------------------------

                 411,765 shares

         (ii)    Shared power to vote or direct the vote:
                 ---------------------------------------

                 0 shares

         (iii)   Sole power to dispose or to direct the disposition of:
                 -----------------------------------------------------

                 411,765 shares

         (iv)    Shared power to dispose or to direct the disposition of:
                 -------------------------------------------------------

                 0 shares


                                Page 4 of 6 Pages

Item 5.  Ownership of Five Percent or Less of a Class.
------   --------------------------------------------

         Not Applicable

Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.
------   ---------------------------------------------------------------

         Not Applicable

Item 7.  Identification and Classification of the Subsidiary Which Acquired the
------   ----------------------------------------------------------------------
         Security Being Reported on By the Parent Holding Company.
         --------------------------------------------------------

         Not Applicable

Item 8.  Identification and Classification of Members of the Group.
------   ---------------------------------------------------------

         Not Applicable

Item 9.  Notice of Dissolution of Group.
------   ------------------------------

         Not Applicable

Item 10. Certifications.
-------  --------------

         By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                Page 5 of 6 Pages

                                    SIGNATURE
                                    ---------

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

         Dated: March 13, 1998

                                    GUIDANT CORPORATION



                                    By:        /s/ F. Thomas Watkins III
                                       ----------------------------------------
                                                 F. Thomas Watkins III
                                                    Vice President


                                Page 6 of 6 Pages